CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Skye Bioscience, Inc. on Form S-3 (Registration No. 333-2582423) and Form S-8 (Nos. 333-245177, 333-227860 and 333-223439) of our report dated March 31, 2023, (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) with respect to our audit of the Consolidated financial statements of Skye Bioscience, Inc. as of and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Skye Bioscience for the year ended December 31, 2022.
/s/ Marcum LLP
East Hanover, New Jersey
March 31, 2023